Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

First State Bancorporation:

We consent to the use of our reports dated March 14, 2008, with respect to the consolidated financial statements as of December 31, 2007 and 2006, and for each of the years in the three-year period ended December 31, 2007, and the effectiveness of internal control over financial reporting as of December 31, 2007, which reports appear in the December 31, 2007 annual report on Form 10-K of First State Bancorporation, incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.

Our report with respect to the 2006 consolidated financial statements refers to a change in accounting for share-based transactions.

/s/ KPMG LLP

Albuquerque, New Mexico

December 29, 2008